EXHIBIT 5.1

James G. Smith

jsmith@archerlaw.com

646-863-4301 (Ext. 6804) Direct

Archer & Greiner, P.C.

1211 Avenue of the Americas, 27th Floor

New York, NY 10036

212-682-4940 Main

856-795-0574 Fax

www.archerlaw.com

May 2, 2022

Charge Enterprises, Inc.

125 Park Avenue, 25th Floor

New York, NY 10017

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Charge Enterprises, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), covering up to 10,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which may be issued pursuant to that Non-Qualified Stock Option Agreement of Peggy Schuurman Hess dated November 1, 2020 (the “Option Agreement”).

This opinion (this “Opinion”) is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this Opinion, we have reviewed and relied upon the Registration Statement, the Company’s Certificate of Incorporation as in effect on the date hereof, the Company’s Bylaws, as in effect on the date hereof, the proceedings taken by the Company with respect to the authorization and issuance of the Option Agreement, resolutions adopted by the board of directors of the Company, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this Opinion.

With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original of all documents submitted to us as certified or reproduced copies.  We have also assumed that the Shares will be uncertificated in accordance with Section 158 of the Delaware General Corporation Law, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records.  We have further assumed that shares of Common Stock currently reserved for issuance under the Option Agreement will remain available for the issuance of the Shares, and neither the Company’s charter documents nor any of the proceedings relating to the Option Agreement will be rescinded, amended or otherwise modified prior to the issuance of the Shares.  We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this Opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation.  We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

Voorhees, NJ | Hackensack, NJ | Princeton, NJ | Philadelphia, PA | Harrisburg, PA | Red Bank, NJ | New York, NY | Wilmington, DE

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Option Agreement against proper payment and consideration thereof, will be legally issued, fully paid, and nonassessable.

We consent to the filing of this Opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressed only with respect to the Delaware General Corporation Law and reported decisions of the Delaware courts interpreting such law.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

This Opinion is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Option Agreement or the Registration Statement.

Respectfully Submitted,

/s/ Archer & Greiner, P.C.
Archer & Greiner, P.C.